STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF SESEN BIO, INC. Sesen Bio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows: FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted resolutions setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows: RESOLVED, the first paragraph of Article FOURTH shall be amended and restated to read in its entirety as follows: FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 405,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). SECOND: The Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL. THIRD: That except as amended hereby, the provisions of the Restated Certificate of Incorporation, shall remain in full force and effect. FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of May 3, 2021. IN WITNESS WHEREOF, I have signed this Certificate this 3rd day of May, 2021. Sesen Bio, Inc. Thomas R. Cannell, D.V.M. President and Chief Executive Officer /s/ Thomas R. Cannell